EXHIBIT 11.1
                        COMPUTATION OF EARNINGS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations:

                                                              Income         Shares        Per Share
U.S. dollars in thousands except share and per share data   (Numerator)   (Denominator)      Amount
-----------------------------------------------------------------------------------------------------
Three Months Ended June 30, 1998
----------------------------------------------------------
BASIC EARNINGS PER SHARE
Income available to common shareholders                   $       3,247      13,923,799  $       0.23
Effect of Dilutive Securities:
     Class A Warrants                                                           199,177
     Director and Employee Options                                               67,736
     Class B Warrants                                                            39,835
                                                          -------------------------------------------
DILUTED EARNINGS PER SHARE
Income available to common shareholders                   $       3,247      14,230,547  $       0.23
                                                          ===========================================

Three Months Ended June 30, 1997
----------------------------------------------------------
BASIC AND DILUTED LOSS PER SHARE
Loss available to common shareholders                     $       (252)         180,000  $     (1.40)
                                                          -------------------------------------------

Six Months Ended June 30, 1998
----------------------------------------------------------
BASIC EARNINGS PER SHARE
Income available to common shareholders                   $       6,498      13,923,799  $       0.47
Effect of Dilutive Securities:
     Class A Warrants                                                           246,419
     Director and Employee Options                                               83,801
     Class B Warrants                                                            49,284
                                                          -------------------------------------------
DILUTED EARNINGS PER SHARE
Income available to common shareholders                   $       6,498      14,303,303  $       0.45
                                                          -------------------------------------------

Six Months Ended June 30, 1997
----------------------------------------------------------
BASIC AND DILUTED EARNINGS PER SHARE
Income available to common shareholders                   $         198         180,000  $       1.10
                                                          -------------------------------------------

         The Company was recapitalized in December 1997. In order to provide a presentation comparable to 1998, all 1997 share amounts used in the earnings per share calculation have been presented on a recapitalized basis.

                                       E-1